Exhibit 10.14

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is hereby entered into by Linda Reino (“REINO”) and MedQuist Inc., together with its parents, subsidiaries, divisions, affiliates, related companies, predecessors and successors (“MEDQUIST”).

1.             Departure Date.  REINO’s employment with MEDQUIST was terminated effective May 14, 2007 (the “Departure Date”).  As of the Departure Date, REINO was relieved of all titles, duties, responsibilities and authority as an officer of MEDQUIST.

2.             Termination of Employment Agreement/Survival of Certain Provisions.  As of the Departure Date, REINO understands and agrees that the August 10, 2006 Employment Agreement between REINO and MEDQUIST (the “Employment Agreement”), was terminated, except as may otherwise be provided for in the Employment Agreement or as may be required by operation of law.  Without limiting the foregoing, REINO understands and agrees that the covenants and enforcement provisions of Section 4 of the Employment Agreement shall remain in effect in accordance with their terms.  A true and correct copy of the Employment Agreement is attached hereto as Exhibit A.

3.             No Future MedQuist Employment.  REINO understands and agrees that:  (a) she has no intention of applying for and will not apply for or otherwise seek reemployment or reinstatement with MEDQUIST; and (b) MEDQUIST has no obligation to reinstate, rehire, reemploy or hire REINO at any time in the future.

4.             Consideration.  In consideration for REINO entering into this Agreement and fully abiding by its terms, and assuming REINO has not revoked the Agreement as described in 18 below, MEDQUIST agrees to provide REINO with the following consideration:

(a)           Separation Benefits.  The separation benefits set forth in Section 5 of the Employment Agreement;

(b)           Response to Inquiries.  MEDQUIST agrees that, in response to any inquiries regarding REINO’s departure, it will only provide the information set forth in MEDQUIST’s May 14, 2007 press release regarding REINO’s departure from MEDQUIST, a true and correct copy of which is attached hereto as Exhibit B, along with only confirming dates of employment and salary.  REINO shall direct any inquiries to Donna Jack at (856) 206-4905 or djack@medquist.com.

5.             No Other Compensation or Benefits Owing.  REINO understands and agrees that, except as otherwise provided for in this Agreement and as may be required by the Employment Agreement, REINO is not and will not be due any other compensation or benefits from MEDQUIST.

6.             Release by REINO.  In consideration of the compensation, benefits and agreements provided for pursuant to this Agreement and the Employment Agreement, the sufficiency of which is hereby acknowledged, REINO, for herself and for any person who may claim by or through her, releases and forever discharges MEDQUIST, and its past, present and future parents, subsidiaries, divisions, affiliates, related companies, predecessors, successors, officers, directors, attorneys, agents, and employees (the “Releasees”), from any and all claims or causes of action that REINO had, has or may have, relating to REINO’S employment with and/or termination from MEDQUIST, up until the date of this Agreement, including, but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, as amended, the Family and Medical Leave Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990 (“ADEA”), the Americans with Disabilities Act, the Employee Retirement Income Security Act (“ERISA); claims under any other federal, state or local statute, regulation or ordinance; claims for discrimination or harassment of any, kind, breach of contract or public policy, wrongful or retaliatory discharge, defamation or other personal or business ‘injury of any kind; claims for breach of any agreement between REINO and MEDQUIST or for any compensation or benefits provided for pursuant to any such agreement; and any and all other claims to any form of legal or equitable relief or damages; any other claims for compensation or benefits; or any claims for attorneys’ fees or costs.

7.             Exclusion for Certain Claims.  REINO and MEDQUIST understand and agree that the release in Paragraph 6 shall not apply to any claims, including any claims under ADEA, arising after the effective date of this Agreement, nor shall anything herein prevent any party from instituting any action to enforce the terms of this Agreement.

8.             Exclusion of Filing EEOC Charges/Waiver of Individual Recovery.  REINO and MEDQUIST understand and agree that nothing in this Agreement shall prevent REINO from filing a charge with the Equal Employment Opportunity Commission (“EEOC”), or from participating in any EEOC investigation or proceeding; provided, however, that REINO waives any and all rights to recover any individual damages or relief in connection with any EEOC investigation or proceeding.

9.             Disclosure of Any Material Information.  As of the date REINO signs this Agreement, REINO represents and warrants that she has disclosed to MEDQUIST any information in her possession concerning any conduct involving MEDQUIST that she has any reason to believe may be unlawful, violates any MEDQUIST policy or would otherwise reflect poorly on MEDQUIST in any respect.

10.           Duty to Cooperate.  REINO understands and agrees that she shall cooperate fully with MEDQUIST regarding any matter, including, but not limited to, any litigation, investigation, governmental proceeding or internal MEDQUIST review, which relates to any matter in which REINO was involved or concerning which MEDQUIST reasonably determines REINO may have responsive or relevant information.  REINO further understands and agrees that such cooperation includes, but is not limited to, full disclosure of all relevant information; truthfully testifying and/or answering questions; and making herself reasonably available for interviews, depositions or court appearances in connection with any such litigation, investigation, proceeding or internal MEDQUIST review.  REINO understands and agrees that she shall render any such cooperation in a timely manner and at such times and places as may be mutually agreeable to REINO and MEDQUIST.  Upon submission of appropriate documentation, MEDQUIST shall reimburse REINO for reasonable travel, lodging, meals, and telecommunications expenses incurred by REINO in connection with her compliance with this

Paragraph.  Except as may be prohibited by operation of law, REINO understands and agrees that she shall immediately notify MEDQUIST if she is contacted for an interview or receives a subpoena or request for information in any matter related to or concerning her employment with MEDQUIST.  REINO further understands and agrees that she will not initiate any communication or respond to any inquiry with a member of the press regarding MEDQUIST, and will refer any such inquiry to MEDQUIST, unless REINO is responding to a press release or other communication issued by MEDQUIST regarding REINO’s employment with MEDQUIST.

11.           Return of Property.  REINO represents and warrants that as of the date she signs this Agreement she has returned all property of MEDQUIST, regardless of the type or medium (i.e., hard or flash drive, computer disk, CD-ROM, DVD-ROM) upon which it is maintained, including, but not limited to, all customer lists, vendor lists, business plans and strategies, financial data or reports, memoranda, correspondence, software, contract terms, compensation and commission plans, and any other documents pertaining to the business of MEDQUIST, or its customers or vendors, as well as any credit cards, keys, identification cards, and any other documents, writings and materials that REINO came to possess or otherwise acquired as a result of and/or in connection with REINO’s employment with MEDQUIST.  Should REINO later find any MEDQUIST property in REINO’s possession, REINO agrees to immediately return it.  REINO further agrees not to maintain any copies of said property or make any copies of said property available to any third-party.

12.           Non-Disparagement.  The parties agree not to engage in any form of conduct or to make any statements or representations that disparage or otherwise impair the reputation, goodwill or commercial interests of REINO or MEDQUIST.

13.           Remedies for Breach.  REINO understands and agrees that a breach of this Agreement or any provision of the Employment Agreement that survives its expiration will result in immediate and irreparable injury to MEDQUIST. REINO, therefore, agrees that, in addition to any remedy MEDQUIST may have under the Agreement, the Employment Agreement, or applicable law, MEDQUIST shall be entitled to a forfeiture of any amounts still due and owing to REINO under the terms of this Agreement or the Employment Agreement.  Nothing herein shall be construed as prohibiting MEDQUIST from pursuing any other remedies for any breach.

14.           Non-Admission by MedQuist.  REINO understands and agrees that this Agreement shall not be deemed or construed as an admission of liability by MEDQUIST for any purpose.  Specifically, but without limiting the foregoing, REINO understands and agrees that this Agreement shall not constitute an admission that any action by MEDQUIST relating to REINO was in any way wrongful or unlawful.  REINO further agrees that nothing contained in this Agreement can be used by REINO, or any other individual in any way as precedent for future dealings with MEDQUIST, or any of its officers, directors, attorneys, agents or employees.

15.           General.

(a)           Severability.  If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, in whole or in part, then that provision will be eliminated, modified or restricted in whatever manner is necessary to make the remaining provisions enforceable to the maximum extent allowable by law.

(b)           Successors.  This Agreement shall be binding upon, enforceable by, and inure to the benefit of REINO, MEDQUIST and each Releasee, and REINO’s and MEDQUIST’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, and to any successor or assign of each Releasee, but neither this Agreement, nor any rights, payments, or obligations arising hereunder may be assigned, pledged, transferred, or hypothecated by REINO or MEDQUIST.

(c)           Controlling Law and Venue.  This Agreement shall be construed and enforced under the laws of and before the courts of the State of New Jersey.  Any action relating to this Agreement or the Employment Agreement shall be brought in state court in Burlington County, New Jersey, or in Federal Court for the District of New Jersey.

(d)           Waiver.  No claim or right arising out of a breach or default under this Agreement can be discharged by a waiver of that claim or right unless the waiver is in writing signed by the party hereto to be bound by such waiver.  A waiver by any party hereto of a breach or default by another party of any provision of this Agreement shall not be deemed a waiver of future compliance therewith and such provision shall remain in full force and effect.

(e)           Notices.  All notices, requests, demands and other communications regarding this Agreement shall be in writing and delivered in person or sent by Registered or Certified U.S.  Mail, Postage Prepaid, Return Receipt Requested, and properly addressed as follows:

To MEDQUIST:	MedQuist Inc.
1000 Bishops Gate Boulevard
Suite 300
Mt. Laurel, NJ 08054-4632
Attention: General Counsel

To REINO:	Linda Reino
1529 Canyon Drive
Downingtown, PA 19335

16.           Entire Agreement/Amendment.  The parties hereto agree that this Agreement and those provisions of the Employment Agreement that survive its expiration constitutes the entire agreement between REINO and MEDQUIST, and that neither may be modified except by written document, signed by the parties hereto.

17.           Knowing and Voluntary Action.  REINO acknowledges that she received this Agreement on May 15, 2007 and has consulted an attorney before signing this Agreement.  REINO further represents and warrants that she has read this Agreement; has been given a period of at least twenty one (21) days to consider the Agreement; understands its meaning and application; and is signing of her own free will with the intent of being bound by it.  If REINO elects to sign this Agreement prior to the expiration of twenty one (21) days, she has done so voluntarily and knowingly.

18.           Revocation of Agreement.  REINO further acknowledges that she may revoke this Agreement at any time within a period of seven (7) days following the date she signs the Agreement.  Notice of revocation shall be made in writing, sent via Registered or Certified U.S. Mail, Postage Prepaid, Return Receipt Requested and properly addressed to MEDQUIST in accordance with Paragraph 15 above.  Such revocation must be received by MEDQUIST by the close of business of the first day following the end of the seven-day revocation period.  This Agreement shall not become effective until after the time period for revocation has expired.

IN WITNESS WHEREOF, the parties have executed and agreed to this Agreement consisting of five (5) pages.

LINDA REINO

/s/ Linda Reino
Date: June 13, 2007

MEDQUIST INC.

By:	/s/ Howard Hoffmann
Title: CEO
Date: June 28, 2007